Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-276975

$4,000,000,000

AMERICAN EXPRESS COMPANY

$1,500,000,000 4.351% Fixed-to-Floating Rate Notes due July 20, 2029

$1,750,000,000 4.918% Fixed-to-Floating Rate Notes due July 20, 2033

$750,000,000 Floating Rate Notes due July 20, 2029

Terms and Conditions Applicable to all Notes

Issuer:	American Express Company

Expected Ratings(1):	A2/A-/A (Stable/Stable/Stable) (Moody’s/S&P/Fitch)

Ranking:	Senior Unsecured

Trade Date:	July 21, 2025

Settlement Date:	July 25, 2025 (T+4). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to one business day before delivery will be required, by virtue of the fact that the Notes are initially expected to settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement.

Total Net Proceeds to American Express Company:	$3,987,375,000 (before expenses)

Use of Proceeds:	The issuer intends to use the net proceeds from this offering for general corporate purposes.

Listing:	The Notes will not be listed on any exchange.

Minimum Denominations/Multiples:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Joint Book-Running Managers:	RBC Capital Markets, LLC Barclays Capital Inc. Citigroup Global Markets Inc. Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp. Lloyds Securities Inc. SG Americas Securities, LLC SMBC Nikko Securities America, Inc. TD Securities (USA) LLC

Junior Co-Managers:	R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.

Risk Factors:	Investing in the Notes involves risks. You should carefully consider the information under “Risk Factors” beginning on page 3 of the base prospectus (as defined below) and in the issuer’s Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025 and the other information incorporated by reference in the base prospectus.

Calculation Agent:	The Bank of New York Mellon

Terms and Conditions Applicable to the 4.351% Fixed-to-Floating Rate Notes due July 20, 2029

Maturity Date:	July 20, 2029

Par Amount:	$1,500,000,000

Benchmark Treasury:	UST 3.875% due July 15, 2028

Benchmark Treasury Price and Yield:	100-06 5/8; 3.801%

Re-offer Spread to Benchmark:	+55 bps

Re-offer Yield:	4.351%

Interest Rates:	The Notes will bear interest (i) during the Fixed Rate Period at a fixed rate per annum equal to 4.351%, and (ii) during the Floating Rate Period at a floating rate per annum equal to Compounded SOFR (determined in accordance with the provisions set forth in the base prospectus) plus 0.810%.

Fixed Rate Period:	From, and including, the Settlement Date to, but excluding, July 20, 2028

Floating Rate Period:	From, and including, July 20, 2028 to, but excluding, the Maturity Date

Public Offering Price:	100.000%

Underwriters’ Discount:	0.250%

Net Proceeds to American Express Company:	$1,496,250,000 (before expenses)

Interest Payment Dates:	(i) With respect to the Fixed Rate Period, January 20 and July 20 of each year, beginning January 20, 2026 (short first interest period) and ending on July 20, 2028 and (ii) with respect to the Floating Rate Period, January 20, April 20, July 20 and October 20, beginning October 20, 2028 and ending on the Maturity Date.

Interest Periods:	Semi-annually in arrears during the Fixed Rate Period and quarterly in arrears during the Floating Rate Period.

Floating Rate Interest Determination Dates:	Two U.S. Government Securities Business Days preceding each Floating Rate Interest Payment Date (or in the final Floating Rate Interest Period, preceding the Maturity Date, or in the case of the redemption of any Notes, preceding the Redemption Date).

Business Day Convention:

Fixed Rate Period: Following Unadjusted Business Day Convention

Floating Rate Period: Modified Following Adjusted Business Day Convention, except Following Unadjusted Business Day Convention for the Maturity Date and any Redemption Date.

Day Count:	Fixed Rate Period: 30 / 360 Floating Rate Period: Actual / 360

Optional Par Call Redemption:	(i) In whole but not in part on July 20, 2028 or (ii) in whole or in part during the 31-day period prior to the Maturity Date, in each case at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption.

Optional Make-Whole Redemption:	In whole or in part, on or after January 25, 2026 (or if additional Notes are issued after July 25, 2025, on or after the date that is six months after the issue date of such additional Notes) and prior to July 20, 2028, at a redemption price as calculated and paid in the manner described in the base prospectus, with a Treasury Rate “spread” of 10 basis points.

CUSIP:	025816 EJ4

ISIN:	US025816EJ48

Terms and Conditions Applicable to the 4.918% Fixed-to-Floating Rate Notes due July 20, 2033

Maturity Date:	July 20, 2033

Par Amount:	$1,750,000,000

Benchmark Treasury:	UST 4.000% due June 30, 2032

Benchmark Treasury Price and Yield:	99-09 1/4; 4.118%

Re-offer Spread to Benchmark:	+80 bps

Re-offer Yield:	4.918%

Interest Rates:	The Notes will bear interest (i) during the Fixed Rate Period at a fixed rate per annum equal to 4.918%, and (ii) during the Floating Rate Period at a floating rate per annum equal to Compounded SOFR (determined in accordance with the provisions set forth in the base prospectus) plus 1.220%.

Fixed Rate Period:	From, and including, the Settlement Date to, but excluding, July 20, 2032

Floating Rate Period:	From, and including, July 20, 2032 to, but excluding, the Maturity Date

Public Offering Price:	100.000%

Underwriters’ Discount:	0.400%

Net Proceeds to American Express Company:	$1,743,000,000 (before expenses)

Interest Payment Dates:	(i) With respect to the Fixed Rate Period, January 20 and July 20 of each year, beginning January 20, 2026 (short first interest period) and ending on July 20, 2032 and (ii) with respect to the Floating Rate Period, January 20, April 20, July 20 and October 20, beginning October 20, 2032 and ending on the Maturity Date.

Interest Periods:	Semi-annually in arrears during the Fixed Rate Period and quarterly in arrears during the Floating Rate Period.

Floating Rate Interest Determination Dates:	Two U.S. Government Securities Business Days preceding each Floating Rate Interest Payment Date (or in the final Floating Rate Interest Period, preceding the Maturity Date, or in the case of the redemption of any Notes, preceding the Redemption Date).

Business Day Convention:

Fixed Rate Period: Following Unadjusted Business Day Convention

Floating Rate Period: Modified Following Adjusted Business Day Convention, except Following Unadjusted Business Day Convention for the Maturity Date and any Redemption Date.

Day Count:	Fixed Rate Period: 30 / 360 Floating Rate Period: Actual / 360

Optional Par Call Redemption:	(i) In whole but not in part on July 20, 2032 or (ii) in whole or in part during the 60-day period prior to the Maturity Date, in each case at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption.

Optional Make-Whole Redemption:	In whole or in part, on or after January 25, 2026 (or if additional Notes are issued after July 25, 2025, on or after the date that is six months after the issue date of such additional Notes) and prior to July 20, 2032, at a redemption price as calculated and paid in the manner described in the base prospectus, with a Treasury Rate “spread” of 15 basis points.

CUSIP:	025816 EK1

ISIN:	US025816EK11

Terms and Conditions Applicable to the Floating Rate Notes due July 20, 2029

Maturity Date:	July 20, 2029

Par Amount:	$750,000,000

Base Rate:	Compounded SOFR (as determined in accordance with the provisions set forth in the base prospectus).

Spread:	+81 bps

Public Offering Price:	100.000%

Underwriters’ Discount:	0.250%

Net Proceeds to American Express Company:	$748,125,000 (before expenses)

Interest Payment Dates:	January 20, April 20, July 20 and October 20 of each year, beginning October 20, 2025 (short first interest period).

Interest Periods:	Quarterly. The initial period will be a short first interest period and will be the period from, and including the Settlement Date to, but excluding, October 20, 2025, the initial Interest Payment Date. The subsequent interest periods will be the periods from, and including the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable.

Interest Determination Dates:	Two U.S. Government Securities Business Days preceding each Interest Payment Date (or in the final Interest Period, preceding the Maturity Date, or in the case of the redemption of any Notes, preceding the Redemption Date).

Business Day Convention:	Modified Following Adjusted Business Day Convention, except Following Unadjusted Business Day Convention for the Maturity Date and any Redemption Date.

Day Count:	Actual / 360

Optional Par Call Redemption:	(i) In whole but not in part on July 20, 2028 or (ii) in whole or in part during the 31-day period prior to the Maturity Date, in each case at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption.

CUSIP:	025816 EL9

ISIN:	US025816EL93

(1)

An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the Notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a base prospectus (the “base prospectus”) dated February 9, 2024) with the SEC for the offering to which this communication relates. Capitalized terms used but not defined herein have the meanings ascribed to them in the base prospectus. Before you invest, you should read the base prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus if you request it by calling RBC Capital Markets, LLC at 1-866-375-6829, Barclays Capital Inc. at 1-888-603-5847, Citigroup Global Markets Inc. at 1-800-831-9146 and Wells Fargo Securities, LLC at 1-800-645-3751.